FOR IMMEDIATE RELEASE

NORDSON CORPORATION RESTRUCTURES FINISHING AND COATING BUSINESS
Changes Designed to Stimulate Nordson’s Overall Financial Growth

WESTLAKE, Ohio – October 28, 2005 – Nordson Corporation (Nasdaq: NDSN) today announced a number of restructuring and other actions being taken to improve performance and reduce costs in its Finishing and Coating business segment. These actions, which include operational consolidations and personnel reductions, commenced during the fourth quarter of fiscal year 2005, and will be substantially completed during the first half of the fiscal year 2006.

“These actions are being taken to align resource investments with shifting patterns of global demand. By these actions, the Finishing and Coating segment will operate with both lower costs and better capability to serve customers in the faster growing emerging markets,” said Edward P. Campbell, chairman and chief executive officer.

The restructuring of the Finishing and Coating business is expected to produce annual cost savings of approximately $4 million by the end of fiscal year 2006. Excluding the potentially positive effect of growth initiatives, the shifting of direct sales to third party distribution in select markets and the discontinuation of certain product lines should reduce revenue on an annual basis by approximately $4 million. The company anticipates these actions will result in restructuring charges totaling $3.3 million of which approximately $1.0 million will be reflected in the fourth quarter of fiscal year 2005.

Taking into the effect the above noted restructuring charge as well as the share repurchase action announced in September, it is estimated that earnings per share for the fourth quarter will be at the high end of the earnings guidance range provided in August of $.62 to $.68 per share.

As part of the restructuring of the Finishing and Coating business segment, Nordson will:

•	Close its Electrostatic Technology Inc. (ETI) operation located in Branford, Connecticut. ETI manufactures fluidized bed powder coating systems. Nordson will continue providing technical support for previously sold engineered systems, supply spare parts, and honor service agreements of current ETI customers. Support for existing ETI customers will be transferred to Nordson’s Amherst, Ohio facility – the global engineering and operations center for Finishing and Coating businesses.

•	Expand its Finishing and Coating Center of Excellence (FCCE) at the Nordson facility in Erkrath, Germany. This facility will give customers the ability to work closely with engineers in an expanded collaborative environment to test equipment, integrate powder systems into their respective projects, and receive highly responsive solutions-based feedback and customer service.

•	Move its Finishing and Coating manufacturing operations in Italy to Erkrath, Germany to gain operational and overhead efficiencies. The move will facilitate close coordination with the FCCE, and position the business segment to meet customers’ growing demands in Central Europe and growing emerging markets, including Eastern Europe and the Middle East.

•	Integrate its U.S.-based sales teams for powder coating and liquid finishing systems to form one high-performance Finishing Sales organization. The sales team will operate under centralized management in Amherst, Ohio, thereby taking advantage of increased selling opportunities at common customers and optimizing sales efforts in both product lines.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by The Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filings with the Securities and Exchange Commission that could cause actual results to differ materially.

Nordson Corporation is one the world’s leading producers of precision dispensing equipment used to apply adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations, helping customers meet quality, productivity and environmental targets. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations in 30 countries and more than 3,600 employees worldwide.

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Contact: Phone: E-mail:	Derrick Johnson, Director, Corporate Communications (440) 414-5639 djohnson@nordson.com